Exhibit 99-1

THE GOLDFIELD CORPORATION

100 Rialto Place, Suite 500/Melbourne, Florida 32901

Phone 321/724-1700

FOR IMMEDIATE RELEASE

Goldfield Corporation Considers Strategic Moves; Engages McFarland Dewey & Company

MELBOURNE, Florida, December 18, 2001 -- The Goldfield Corporation (AMEX: GV) today announced that it is considering strategic moves to maximize shareholder value -- including the possible divestiture of its mining operations -- to strengthen its focus on the companys core electrical construction business. To assist in this review, Goldfield has retained McFarland Dewey & Company, LLC, investment bankers.

John Sottile, Chairman, President and Chief Executive Officer of Goldfield, said, Goldfields mining activities started almost a century ago, but are no longer a major part of our business. In recent years, Goldfield has established itself as a leading provider of electrical construction and maintenance service in the energy infrastructure industry in the southern United States.

McFarland Dewey will assist Goldfield in connection with any possible disposition of its mining properties in order to strengthen the focus of Goldfield on continued growth in its electrical construction operations, either alone or in a strategic partnership, Mr. Sottile added.

Mr. Sottile noted that there can be no assurance that this initiative will result in any particular transaction.

About Goldfield

Goldfield is engaged in electrical construction and mining operations. For the nine months ended September 30, 2001, mining operations contributed about 8 percent of Goldfields total revenues. Electrical construction includes the construction and maintenance of electric power lines and fiber optic communication systems. Mining operations include the mining of industrial minerals and aggregates. More information about Goldfield is available at the companys Web site: www.goldfieldcorp.com.

Statements in this release are based on current expectations. These statements are forward looking and actual results may differ materially. For further details see the companys filings with the Securities and Exchange Commission.

Further Information:

Investors

The Goldfield Corporation 321-724-1700

info@goldfieldcorp.com

http://www.goldfieldcorp.com

Media

Jim Burke

321-722-9788

jim.burke@edelman.com